AGREEMENT FOR SHARE EXCHANGE

           THIS AGREEMENT FOR SHARE EXCHANGE (this "Agreement") is dated as of December 30, 2003, by and among LEOPARD CAPITAL, INC., a Nevada corporation ("LEOPARD"), CHINA EXPERT NETWORK COMPANY LIMITED, a Hong Kong corporation ("CHINA EXPERT"), and the Shareholders of CHINA EXPERT listed in Exhibit A who execute this Agreement ( collectively the "SHAREHOLDERS"), and HUDSON CAPITAL CORPORATION, an Alberta, Canada Company (the "Hudson Capital"),.

RECITALS:

            LEOPARD and CHINA EXPERT desire to complete a share exchange transaction pursuant to which LEOPARD shall acquire all of the issued and outstanding common stock of CHINA EXPERT solely in exchange for the issuance of shares of voting stock of LEOPARD; and

           THE Board of Directors of LEOPARD and the Board of Directors of CHINA EXPERT have each approved the proposed transaction, contingent upon satisfaction prior to closing of all of the terms and conditions of this Agreement and approval of the shareholders of LEOPARD; and

           THE SHAREHOLDERS are the owners of all of the issued and outstanding common stock of CHINA EXPERT; and .

           THE PARTIES desire to make certain representations, warranties and agreements in connection with completion of the proposed share exchange transaction.

           NOW, THEREFORE, in consideration of the foregoing recitals, which shall be considered an integral part of this Agreement, and the covenants, conditions, representations and warranties hereinafter set forth, the parties hereby agree as follows:

ARTICLE I

THE EXCHANGE

           1.1      The Exchange. At the Closing (as hereinafter defined), LEOPARD shall acquire all of the issued and outstanding common stock of CHINA EXPERT from the SHAREHOLDERS.   Consideration to be issued by LEOPARD shall be a total of 19,935,000 shares of its common stock (the "Exchange Shares") in exchange for 30,000,000 shares of CHINA EXPERT, representing 100% of the issued and outstanding common stock of CHINA EXPERT. (The Exchange Ratio shall be approximately 1:1.50489; i.e., 1 (one) share of LEOPARD common stock for each 1.50489 shares of CHINA EXPERT common stock exchanged). The Exchange shall take place upon the terms and conditions provided for in this Agreement and in accordance with applicable law.  Immediately following completion of the share exchange transaction through issuance of the Exchange Shares and completion of the additional share transactions described in Section 4.5 hereof, LEOPARD shall have a total of approximately 22,063,470 shares of its common stock issued and outstanding. For Federal income tax purposes, it is intended that the Exchange shall constitute a tax-free reorganization within the meaning of Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the "Code").

           1.2      Closing and Effective Time. Subject to the provisions of this Agreement, the parties shall hold a closing (the "Closing") on (i) the first business day on which the last of the conditions set forth in Article V to be fulfilled prior to the Closing is fulfilled or waived or (ii) such other date as the parties hereto may agree (the "Closing Date"), at such time and place as the parties hereto may agree. Such date shall be the date of Exchange (the "Effective Time").

ARTICLE II

REPRESENTATIONS AND WARRANTIES

           2.1      Representations and Warranties of LEOPARD. LEOPARD represents and warrants to CHINA EXPERT as follows:

                       (a)       Organization, Standing and Power.  LEOPARD is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, is quoted on the OTC Bulletin Board of United States of America, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary.

                        (b)       Capital Structure.  As of the date of execution of this Agreement, the authorized capital stock of LEOPARD consists of 200,000,000 shares of Common Stock with a par value of USD $0.001 per share, of which 728,471 shares are currently issued and outstanding. The Exchange Shares to be issued pursuant to this Agreement shall be, when issued pursuant to the terms of the resolution of the Board of Directors of LEOPARD approving such issuance, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except for a Stock Incentive Plan adopted on January 22, 2003, as disclosed in Leopard's SEC filings, Leopard has no other options, warrants, calls, agreements or other rights to purchase or otherwise acquire from LEOPARD at any time, or upon the happening of any stated event, any shares of the capital stock of LEOPARD whether or not presently issued or outstanding.

                        (c)       Certificate of Incorporation, Bylaws, and Minute Books.  The copies of the Articles of Incorporation and of the Bylaws of LEOPARD which have been delivered to CHINA EXPERT are true, correct and complete copies thereof. The minute book of LEOPARD, which has been made available for inspection, contains accurate minutes of all meetings and accurate consents in lieu of meetings of the Board of Directors (and any committee thereof) and of the shareholders of LEOPARD since the date of incorporation and accurately reflects all transactions referred to in such minutes and consents in lieu of meetings.

                        (d)       Authority.  LEOPARD has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of LEOPARD. No other corporate or shareholder proceedings on the part of LEOPARD are necessary to authorize the Exchange, or the other transactions contemplated hereby.

                        (e)       Conflict with Other Agreements; Approvals.  The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest or other encumbrance on assets (any such conflict, violation, default, right of termination, cancellation or acceleration, loss or creation, a "violation") pursuant to any provision of the Articles of Incorporation or Bylaws or any organizational document of LEOPARD or, result in any violation of any loan or credit agreement, note, mortgage, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to LEOPARD which violation would have a material adverse effect on LEOPARD taken as a whole. Except as otherwise set forth in Chinese laws, to the knowledge of Leopard there is no consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a "Governmental Entity") is required by or with respect to LEOPARD in connection with the execution and delivery of this Agreement by LEOPARD or the consummation by LEOPARD of the transactions contemplated hereby.

                        (f)        Books and Records. LEOPARD has made and will make available for inspection by CHINA EXPERT upon reasonable request all the books of LEOPARD relating to the business of LEOPARD. Such books of LEOPARD have been maintained in the ordinary course of business.  All documents furnished or caused to be furnished to CHINA EXPERT by LEOPARD are true and correct copies, and there are no amendments or modifications thereto except as set forth in such documents.

                        (g)       Compliance with Laws.  LEOPARD is and has been in compliance in all material respects with all laws, regulations, rules, orders, judgments, decrees and other requirements and policies imposed by any Governmental Entity applicable to it, its properties or the operation of its businesses.

                        (h)       SEC Filings.   LEOPARD filed a registration statement on Form 10-SB under the Securities Exchange Act of 1934 on August 31, 1999, which was subsequently amended on December 6, 1999, February 18, 2000, March 16, 2000 and March 23, 2000.  In accordance with Section 12(g) under the 1934 Act such registration statement became effective on or about October 30, 1999.  Thereafter, LEOPARD has filed all periodic reports required to be filed with the Securities and Exchange Commission and as of the date hereof, is current in its filing obligations.

                        (i)        Financial Statements and Tax Returns. Copies of LEOPARD's audited financial statements for the fiscal year ended December 31, 2002 and of its tax return for the fiscal year 2002 have been delivered to CHINA EXPERT.

                        (j)        Litigation. To the knowledge of LEOPARD, there is no suit, action or proceeding pending, or, threatened against or affecting LEOPARD which is reasonably likely to have a material adverse effect on LEOPARD, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against LEOPARD having, or which, insofar as reasonably can be foreseen, in the future could have, any such effect.

                        (k)       Tax Returns. LEOPARD has duly filed any tax reports and returns required to be filed by it and has fully paid all taxes and other charges claimed to be due from it by any federal, state or local taxing authorities. To the knowledge of Leopard, there are not now any pending questions relating to, or claims asserted for, taxes or assessments asserted upon LEOPARD.

           2.2      Representations and Warranties of CHINA EXPERT. CHINA EXPERT represents and warrants to LEOPARD as follows:

                        (a)       Organization, Standing and Power. CHINA EXPERT is a corporation duly organized, validly existing and in good standing under the laws of Hong Kong,  has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary.

                        (b)       Capital Structure. The authorized capital stock of CHINA EXPERT consists of 30,000,000 shares of Common Stock with par value of HKD 1.00 per share. As of the date of execution of this Agreement, it has a total of 30,000,000 shares of common stock issued and outstanding.  All outstanding shares of CHINA EXPERT stock are validly issued, fully paid and nonassessable and not subject to preemptive rights or other restrictions on transfer.  All of the issued and outstanding shares of CHINA EXPERT were issued in compliance with all applicable securities laws. Except as otherwise specified herein, there are no options, warrants, calls, agreements or other rights to purchase or otherwise acquire from CHINA EXPERT at any time, or upon the happening

                        (c)       Certificate of Incorporation, Bylaws and Minute Books.  The copies of the Articles of Incorporation and of the other corporate documents of CHINA EXPERT which have been delivered to LEOPARD are true, correct and complete copies thereof. The minute books of CHINA EXPERT which have been made available for inspection contain accurate minutes of all meetings and accurate consents in lieu of meetings of the Board of Directors (and any committee thereof) and of the shareholders of CHINA EXPERT since the date of incorporation and accurately reflect all transactions referred to in such minutes and consents in lieu of meetings.

                        (d)       Authority. CHINA EXPERT  has all requisite power to enter into this Agreement and, subject to approval of the proposed transaction by the holders of   100% of its issued and outstanding shares which are entitled to vote to approve the proposed transaction, has the requisite power and authority to consummate the transactions contemplated hereby. Except as specified herein, no other corporate or shareholder proceedings on the part of CHINA EXPERT are necessary to authorize the Exchange and the other transactions contemplated hereby.

                        (e)       Conflict with Agreements; Approvals. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of any provision of the Certificate of Incorporation or Bylaws of CHINA EXPERT or of any loan or credit agreement, note, mortgage, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to CHINA EXPERT or its properties or assets. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to CHINA EXPERT in connection with the execution and delivery of this Agreement by CHINA EXPERT, or the consummation by CHINA EXPERT of the transactions contemplated hereby.

                        (f)        Financial Statements. Copies of CHINA EXPERT's audited financial statements for the year ended December 31, 2002 and the six months ended June 30, 2003 have been delivered to LEOPARD.

                        (g)       Books and Records.  CHINA EXPERT has made and will make available for inspection by LEOPARD upon reasonable request all the books of account, relating to the business of CHINA EXPERT. Such books of account of CHINA EXPERT have been maintained in the ordinary course of business. All documents furnished or caused to be furnished to LEOPARD by CHINA EXPERT are true and correct copies, and there are no amendments or modifications thereto except as set forth in such documents.

                        (h)       Compliance with Laws. CHINA EXPERT is and has been in compliance in all material respects with all laws, regulations, rules, orders, judgments, decrees and other requirements and policies imposed by any Governmental Entity applicable to it, its properties or the operation of its businesses.

                        (i)        Liabilities and Obligations.  CHINA EXPERT has no material liabilities or obligations (absolute, accrued, contingent or otherwise) except (i) liabilities that are reflected and reserved against on the CHINA EXPERT financial statements that have not been paid or discharged since the date thereof and (ii) liabilities incurred since the date of such financial statements in the ordinary course of business consistent with past practice and in accordance with this Agreement.

                        (j)        Litigation.  There is no suit, action or proceeding pending, or, to the knowledge of CHINA EXPERT threatened against or affecting CHINA EXPERT, which is reasonably likely to have a material adverse effect on CHINA EXPERT, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against CHINA EXPERT having, or which, insofar as reasonably can be foreseen, in the future could have, any such effect.

                        (k)       Taxes. CHINA EXPERT has filed or will file within the time prescribed by law (including extension of time approved by the appropriate taxing authority) all tax returns and reports required to be filed with all other jurisdictions where such filing is required by law; and CHINA EXPERT has paid, or made adequate provision for the payment of all taxes, interest, penalties, assessments or deficiencies due and payable on, and with respect to such periods. CHINA EXPERT knows of (i) no other tax returns or reports which are required to be filed which have not been so filed and (ii) no unpaid assessment for additional taxes for any fiscal period or any basis therefor.

                        (l)        Licenses, Permits; Intellectual Property. CHINA EXPERT owns or possesses in the operation of its business all material authorizations which are necessary for it to conduct its business as now conducted.  Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated hereby will require any notice or consent under or have any material adverse effect upon any such authorizations.

                        (m)  Subsidiary. CHINA EXPERT is the registered and beneficial owner of the entire issued share capital of Expert Network (Shenzhen) Company Limited, a PRC corporation which is principally engaged in the business of providing large-scale network infrastructure construction for community and municipal governments and technology firms in the PRC and also utilizes its network with experts to deploy consultancy services mainly in the PRC. CHINA EXPERT is currently engaged in two e-government projects with a total contract sum of RMB300 million (approximately USD36.59 million) for the cities of Jinjiang and Nanan of Fujian province, the PRC.

           2.3      Representations and Warranties of the Shareholders.  By execution of this Agreement, each of the SHAREHOLDERS represents and warrants to LEOPARD as follows:

                        (a)       Shares Free and Clear.   The shares of China Expert which he or she owns are free and clear of any liens, claims, options, charges or encumbrances of any nature.

                        (b)       Unqualified Right to Transfer Shares.   He or she has the unqualified right to sell, assign, and deliver the portion of the shares of CHINA EXPERT specified on Exhibit B and, upon consummation of the transactions contemplated by this Agreement, LEOPARD  will acquire good and valid title to such shares, free and clear of all liens, claims, options, charges, and encumbrances of whatsoever nature.

                        (c)       Agreement and Transaction Duly Authorized. He or she is authorized to execute and deliver this Agreement and to consummate the share exchange transaction described herein.   Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will constitute a violation or default under any term or provision of any contract, commitment, indenture, other agreement or restriction of any kind or character to which such SHAREHOLDER is a party or by which such SHAREHOLDER is bound.

                        (d)        Investment Representations.

                        (i)        He or she acknowledges being informed that the common stock in Leopard being exchanged is not registered under the Securities Act of 1933 or any state securities law and will bear the following legend:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), PRIOR TO THE EXPIRATION OF THE ONE YEAR RESTRICTED PERIOD (AS DEFINED BY RULE 902(m) ADOPTED UNDER REGULATION S OF THE ACT), THESE SECURITIES CANNOT BE OFFERED OR SOLD IN THE UNITED STATES OR TO U.S. PERSONS (AS DEFINED BY RULE 902(o) ADOPTED UNDER REGULATION S OF THE ACT), UNLESS THE SECURITIES ARE REGISTERED UNDER THE ACT, OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT IS AVAILABLE. PRIOR TO THE EXPIRATION OF THE ONE YEAR RESTRICTED PERIOD, THE PURCHASER OF THE SECURITIES (WHO IS NOT A DISTRIBUTOR, DEALER OR SUBUNDERWRITER) MAY RESELL THE SHARES ONLY IN A TRANSACTION EFFECTIVE OUTSIDE OF THE UNITED STATES IN ACCORDANCE WITH REGULATION S AND PROVIDED THE PURCHASER DOES NOT SOLICIT PURCHASERS IN THE UNITED STATES OR OTHERWISE ENGAGE IN SELLING EFFORTS IN THE UNITED STATES. AFTER THE ONE YEAR RESTRICTED PERIOD EXPIRES, THE SECURITIES CAN BE SOLD IN THE UNITED STATES ONLY IF REGISTERED OR IF, IN THE OPINION OF COUNSEL, REASONABLY SATISFACTORY TO THE COMPANY, AN EXEMPTION FROM REGISTRATION IS AVAILABLE. FURTHERMORE, IT IS UNLAWFUL FOR THE HOLDER OF THE SECURITIES REPRESENTED HEREBY TO ENGAGE IN HEDGING TRANSACTIONS EXCEPT IN COMPLIANCE WITH THE ACT.

                        (ii)        [Reserved]

                        (iii)        He or she has examined this Agreement and has been given access to all underlying documents related to this transaction, and is satisfied that it has received such information as he or she deems necessary or appropriate as a prudent and knowledgeable investor to verify the accuracy of such information and to evaluate the merits and risks of buying common stock in Leopard. He or she has carefully evaluated its financial resources, investment condition and the risks attendant upon this investment, and acknowledges that he or she is able to bear the economic risks of this investment;

                        (iv)        He or she realizes that neither the Securities and Exchange Commission nor the securities regulatory body of any country or state has received, considered or passed upon the accuracy or adequacy of the information and representations made in this Agreement;

                        (v)        He or she is executing this Agreement and all other documents in connection with the offer and/or purchase of common stock of Leopard as an inducement to LEOPARD to exchange and transfer the common stock and LEOPARD may rely on such documents and information contained herein to determine the qualifications of he or she to exchange common stock in Leopard;

                        (vi)        At the time of this Agreement, he or she reviewed the economic consequences of this Agreement, was afforded access to the books and records of Leopard (including but not limited to corporate minute book and filings with the U.S. Securities and Exchange Commission), conducted an independent investigation of the business of the Company, and was fully familiar with the financial affairs of Leopard. He or she has received and reviewed Leopard's audited financial statements as of and for the years ended December 31, 2002 and December 31, 2001 and unaudited statements as of and for the six months ended June 30, 2003 (as contained in the Leopard SEC Reports) as well as any other documents or other information desired, and he or she has had the opportunity to discuss the exchange of the Shares with China Expert and Leopard, and he or she has obtained or been given access to all information concerning Leopard, including information concerning the Closing, requested;

                        (vii)        He or she confirms that it has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in Leopard and of making an informed investment decision. He or she understands the term "accredited investor" as used in Regulation D promulgated under the United States Securities Act of 1933 and represents and warrants to Leopard that He or she is an "accredited investor" for purposes of acquiring the Common Stock purchased by it hereunder;

                        (viii)        He or she acknowledges being informed and agrees that certificates for Company common stock issued to it are subject to the provisions of Regulation S; and,

                        (ix)        He or she (a) acknowledges that the exchange of the securities of Leopard to which this declaration relates is being made in reliance on Rule 904 of Regulation S under the United States Securities Act of 1933, as amended (the "1933 Act") and (b) certifies that (1) immediately preceding the Closing Date the he or she is not an affiliate of Leopard as at that term is defined under the 1933 Act, (2) the offer of such securities was not made to a person in the United States and either (A) at the time the buy order was originated, the he or she was outside the United States, or the Seller and any person acting on its behalf reasonably believed that the He or she was outside the United States or (B) the transaction was not executed on or through the facilities of the Over the Counter Bulletin Board and neither China Expert nor any person acting on its behalf knows that the transaction has been prearranged with a buyer in the United States, (3) neither China Expert nor any affiliate of the China Expert nor any person acting on any of their behalf has engaged or will engage in any directed selling efforts in the United States in connection with the offer and sale of such securities, (4) the exchange is a bona fide and not for the purpose of "washing off' the resale restrictions imposed because the securities are "restricted securities" (as that term is defined in Rule 144(a)(3) under the 1933 Act), (5) China Expert does not have a short position in the securities sold in reliance on Rule 904 of Regulation S under the 1933 Act and does not intend to replace such securities with fungible unrestricted securities and (6) the contemplated sale is not a transaction, or part of a series of transactions, which, although in technical compliance with Regulation S, is part of a plan or scheme to evade the registration provisions of the 1933 Act. Terms used herein have the meanings given to them by Regulation S.

2.4      Representations and Warranties of Hudson Capital.  By execution of this Agreement, HUDSON CAPITAL represents and warrants to LEOPARD as follows:

(a)       Shares Free and Clear.  HUDSON CAPITAL owns 643,576 shares of Common Stock in Leopard and the shares of Leopard which HUDSON CAPITAL owns are free and clear of any liens, claims, options, charges or encumbrances of any nature.

(b)       Agreement and Transaction Duly Authorized. HUDSON CAPITAL is authorized to execute and deliver this Agreement and to consummate the share exchange transaction described herein.   Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will constitute a violation or default under any term or provision of any contract, commitment, indenture, other agreement or restriction of any kind or character to which HUDSON CAPITAL is a party or by which HUDSON CAPITAL is bound.

ARTICLE III

COVENANTS RELATING TO CONDUCT OF BUSINESS

           3.1      Covenants of CHINA EXPERT and LEOPARD. During the period from the date of this Agreement and continuing until the Effective Time, CHINA EXPERT and LEOPARD each agree as to themselves  (except as expressly contemplated or permitted by this Agreement, or to the extent that the other party shall otherwise consent in writing):

                        (a)       Ordinary Course.  Each party shall carry on its respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted.

                        (b)       Dividends; Changes in Stock. No party shall (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, or (ii) repurchase or otherwise acquire, or permit any subsidiary to purchase or otherwise acquire, any shares of its capital stock.

                        (c)       Issuance of Securities.  No party shall issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class, any voting debt or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting debt or convertible securities.

                        (d)       Governing Documents. No party shall amend or propose to amend its Articles of Incorporation or Bylaws.

                        (e)       No Dispositions. Except for the transfer of assets in the ordinary course of business consistent with prior practice, no party shall sell, lease, encumber or otherwise dispose of, or agree to sell, lease, encumber or otherwise dispose of, any of its assets, which are material, individually or in the aggregate, to such party.

                        (f)        Indebtedness.  No party shall incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of such party or guarantee any debt securities of others other than in each case in the ordinary course of business consistent with prior practice.

           3.2     Other Actions. No party shall take any action that would or is reasonably likely to result in any of its representations and warranties set forth in this Agreement being untrue as of the date made (to the extent so limited), or in any of the conditions to the Exchange set forth in Article V not being satisfied.

ARTICLE IV

ADDITIONAL AGREEMENTS AND RELATED TRANSACTIONS

           4.1      Restricted LEOPARD Shares.  The Exchange Shares will not be registered under the Securities Act, but will be issued pursuant to applicable exemptions from such registration requirements for transactions not involving a public offering and/or for transactions which constitute "offshore transactions" as defined in Regulation S under the Securities Act of 1933. Accordingly, the Exchange Shares will constitute "restricted securities" for purposes of the Securities Act and the holders of Exchange Shares will not be able to transfer such shares except upon compliance with the registration requirements of the Securities Act or in reliance upon an available exemption therefrom.  The certificates evidencing the Exchange Shares shall contain a legend to the foregoing effect and the holders of such shares shall deliver at Closing an Investment Letter acknowledging the fact that the Exchange Shares are restricted securities and agreeing to the foregoing transfer restrictions.

           4.2      Access to Information. Upon reasonable notice, LEOPARD and CHINA EXPERT shall each afford to the officers, employees, accountants, counsel and other representatives of the other company, access to all their respective properties, books, contracts, commitments and records and, during such period, each of LEOPARD and CHINA EXPERT shall furnish promptly to the other (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of Federal or state securities laws and (b) all other information concerning its business, properties and personnel as such other party may reasonably request.  Unless otherwise required by law, the parties will hold any such information which is nonpublic in confidence until such time as such information otherwise becomes publicly available through no wrongful act of either party, and in the event of termination of this Agreement for any reason each party shall promptly return all nonpublic documents obtained from any other party, and any copies made of such documents, to such other party.

           4.3      Legal Conditions to Exchange. Each of LEOPARD and CHINA EXPERT shall take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on itself with respect to the Exchange and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or upon any of their related entities or subsidiaries in connection with the Exchange.  Each party shall take all reasonable actions necessary to obtain (and will cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private third party, required to be obtained or made by LEOPARD or CHINA EXPERT or any of their related entities or subsidiaries in connection with the Exchange or the taking of any action contemplated thereby or by this Agreement.

           4.4      LEOPARD Board of Directors and Officers. The current directors of LEOPARD shall resign as of the Closing Date after appointing successors designated by CHINA EXPERT.

           4.5      Additional Share Transactions.  Simultaneously with closing under the terms of this Agreement, or as soon as reasonably practicable thereafter, LEOPARD shall take such steps as may be necessary or appropriate to do the following:

                        (a)       (Reserved)

                        (b)       (Reserved)

                        (c)       Issuance of Shares/Registration Rights. LEOPARD shall take such steps as may be necessary or appropriate to cause shares to be issued in the following amounts to the following persons with the following registration rights: (i) 200,000 shares to Hudson Capital Corporation, or its designees, to be the subject of a registration statement to be filed on Form S-8 under the Securities Act of 1933 for purposes of registering shares to be issued as compensation for services, (ii) 400,000 shares to Mid-Continental Securities Corp or its designees, and (iii) 800,000 shares to First Asia Private Equity Investment Limited, or its designees. All of such shares shall be issued as compensation for consulting services, and shall be issued pursuant to and in accordance with the terms of an Investor Rights Agreement between LEOPARD and each of the persons receiving such restricted shares.  The Investor Rights Agreement shall provide the holders of such shares with piggyback registration rights on such usual and customary terms and conditions as the parties may mutually agree. Hudson Capital Corporation shall retain all right, title and interest in and to 643,476 shares of Leopard.

           4.6      Current Business of LEOPARD.  LEOPARD shall, on or before the Effective Date, terminate or transfer their current business (whether inside or outside United States of America) to other parties they may designate.  Such matters include, inter alia, all business and business contracts, tenancy agreements, employment contracts, rights and obligations (other than those specifically described in this Agreement) and/or other liabilities of whatsoever kind.

ARTICLE V

CONDITIONS PRECEDENT

           5.1      Conditions to Each Party's Obligation To Effect the Exchange. The respective obligations of each party to effect the Exchange shall be conditional upon the filing, occurring or obtainment of all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by any governmental entity or by any applicable law, rule, or regulation governing the transactions contemplated hereby.

           5.2      Conditions to Obligations of LEOPARD.  The obligation of LEOPARD to effect the Exchange is subject to the satisfaction of the following conditions on or before the Closing Date unless waived by LEOPARD:

                        (a)       Representations and Warranties.  The representations and warranties of CHINA EXPERT and of the SHAREHOLDERS set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement, and LEOPARD shall have received a certificate signed on behalf of CHINA EXPERT by the President of CHINA EXPERT and a certificate signed by each of the SHAREHOLDERS to such effect.

                        (b)       Performance of Obligations of CHINA EXPERT. CHINA EXPERT shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and LEOPARD shall have received a certificate signed on behalf of CHINA EXPERT by the President to such effect.

                        (c)       Closing Documents. LEOPARD shall have received such certificates and other closing documents as counsel for LEOPARD shall reasonably request.

                       (d)       No Dissenting Shares.   SHAREHOLDERS holding 100% of the issued and outstanding common stock of number of shares of common stock of CHINA EXPERT shall have executed this Agreement and consented to completion of the share exchange transaction described herein.

                       (e)       Consents.  CHINA EXPERT shall have obtained the consent or approval of each person whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, in the reasonable opinion of LEOPARD, individually or in the aggregate, have a material adverse effect on CHINA EXPERT and its subsidiaries and related entities taken as a whole upon the consummation of the transactions contemplated hereby. CHINA EXPERT shall also have received the approval of its shareholders in accordance with applicable law.

                        (f)        Due Diligence Review. LEOPARD shall have completed to its reasonable satisfaction a review of the business, operations, finances, assets and liabilities of CHINA EXPERT and shall not have determined that any of the representations or warranties of CHINA EXPERT contained herein are, as of the date hereof or the Closing Date, inaccurate in any material respect or that CHINA EXPERT is otherwise in violation of any of the provisions of this Agreement.

                        (g)       Pending Litigation.  There shall not be any litigation or other proceeding pending or threatened to restrain or invalidate the transactions contemplated by this Agreement, which, in the sole reasonable judgment of LEOPARD, made in good faith, would make the consummation of the Exchange imprudent.  In addition, there shall not be any other litigation or other proceeding pending or threatened against CHINA EXPERT, the consequences of which, in the judgment of LEOPARD, could be materially adverse to CHINA EXPERT.

                        (h)         [RESERVED]

                        (i) As of the closing date of the Exchange: (A) the Exchange will constitute a reorganization within the meaning of Section 368(a)(l)(B) of the Internal Revenue Code of 1986, as amended; (B) no gain or loss will be recognized by, and no amount will be includable in the income of any Party as a consequence of the Exchange: (C) no gain or loss will be recognized by any Party in the Exchange; and, (D) the holding period of Leopard shares received in the Exchange by any Party will include the period for which the shares of common stock were previously held.

5.3      Conditions to Obligations of CHINA EXPERT. The obligation of CHINA EXPERT to effect the Exchange is subject to the satisfaction of the following conditions unless waived by CHINA EXPERT:

                        (a)       Representations and Warranties.  The representations and warranties of LEOPARD set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement, CHINA EXPERT shall have received a certificate signed on behalf of LEOPARD by the President to such effect.

                        (b)       Performance of Obligations of LEOPARD.  LEOPARD shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and CHINA EXPERT shall have received a certificate signed on behalf of LEOPARD by the President to such effect.

                        (c)       Closing Documents. CHINA EXPERT shall have received such certificates and other closing documents as counsel for CHINA EXPERT shall reasonably request.

                        (d)       Consents. LEOPARD shall have obtained the consent or approval of each person whose consent or approval shall be required in connection with the transactions contemplated hereby.

                        (e)       Due Diligence Review.  CHINA EXPERT shall have completed to its reasonable satisfaction a review of the business, operations, finances, assets and liabilities of LEOPARD and shall not have determined that any of the representations or warranties of LEOPARD contained herein are, as of the date hereof or the Closing Date, inaccurate in any material respect or that LEOPARD is otherwise in violation of any of the provisions of this Agreement.

                        (f)        Pending Litigation.  There shall not be any litigation or other proceeding pending or threatened to restrain or invalidate the transactions contemplated by this Agreement, which, in the sole reasonable judgment of CHINA EXPERT, made in good faith, would make the consummation of the Exchange imprudent. In addition, there shall not be any other litigation or other proceeding pending or threatened against LEOPARD the consequences of which, in the judgment of CHINA EXPERT, could be materially adverse to LEOPARD.

ARTICLE VI

TERMINATION AND AMENDMENT

           6.1      Termination. This Agreement may be terminated at any time prior to the Effective Time:

                        (a)       by mutual consent of LEOPARD and CHINA EXPERT;

                        (b)       by either LEOPARD or CHINA EXPERT if there has been a material breach of any representation, warranty, covenant or agreement on the part of the other set forth in this Agreement which breach has not been cured within five (5) business days following receipt by the breaching party of notice of such breach, or if any permanent injunction or other order of a court or other competent authority preventing the consummation of the Exchange shall have become final and non-appealable; or

                        (c)       by either LEOPARD or CHINA EXPERT if the Exchange shall not have been consummated before December 31, 2003.

           6.2      Effect of Termination. In the event of termination of this Agreement by either CHINA EXPERT or LEOPARD as provided in Section 6.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto. In such event, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

           6.3      Amendment. This Agreement may be amended by mutual agreement of LEOPARD, HUDSON CAPITAL, CHINA EXPERT and the SHAREHOLDERS, provided that in the case of LEOPARD, HUDSON CAPITAL and CHINA EXPERT, any such amendment must authorized by their respective Boards of Directors, and to the extent required by law, approved by their respective shareholders.  Any such amendment must be by an instrument in writing signed on behalf of each of the parties hereto.

           6.4        Extension; Waiver.  At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

          6.5             Reporting Requirements. China Expert and the Shareholders agree to file on or before Closing, any and all documents required by U.S. Securities laws, including but not limited to Schedules 13D, 13G, 13F and Form 3. Prior to Closing, Leopard agrees to file such information as required under Section 14(f) and Rule 14f-1, as promulgated under the Securities Exchange Act of 1934. Subsequent to Closing, Leopard will comply with applicable requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), the Securities Act of 1933, (the "Securities Act"), and will be current in its filings under the Exchange Act. Subsequent to the Closing Date, Leopard agrees to file an information statement as prepared in accordance with the Securities Exchange Act of 1934, and disseminate such document to the shareholders of Leopard existing prior to the Closing Date

           6.6        Conditions to each Party's Obligations. The obligation of each Party to consummate the Exchange contemplated by this Agreement is subject to the satisfaction, at or before the consummation of such Exchange, of each of the following conditions;

                        (a)         the stockholders of China Expert and the Shareholders shall have duly approved the Exchange in accordance with applicable law;

                        (b)         the stockholders of Leopard shall have duly approved the Exchange to the extent, if any, required by applicable law;

                        (c)         Hudson Capital Corporation has voted all of its 643,576 shares of Common Stock in Leopard in favor of this Agreement;

                        (d)         no action shall have been taken, and no statute, rule, regulation or order shall have been promulgated, enacted, entered, enforced or deemed applicable to the merger by any federal, state or foreign government or governmental authority or by any court, domestic or foreign, including the entry of a preliminary or permanent injunction, which would (i) make the Exchange illegal, or (ii) if the Exchange is consummated, subject any officer, director or employee of Leopard, China Expert, or the Shareholders to criminal penalties or to civil liability not adequately covered by insurance or enforceable indemnification arrangements maintained by the Leopard, China Expert or the Shareholders;

                        (e)         No action or proceeding before any court or governmental authority domestic or foreign, by any government or governmental authority or by any other person, domestic or foreign, shall be threatened, instituted or pending which would reasonably be expected to result in any of the consequences referred to in clauses (i) and (ii) of paragraph (c) above;

                        (f)         All necessary filings have been made under the Securities Exchange Act of 1934 and shall not be subject to a stop order or any threatened stop order; and,

                        (g)         With respect to the Exchange, such transaction shall have become effective.

ARTICLE VII

GENERAL PROVISIONS

           7.1      Survival of Representations, Warranties and Agreements. All of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time for a period of three years from the date of this Agreement.

           7.2      Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

           (a)       If to LEOPARD:

                       T.G. Cook
                       Key Bank Building
                       10655 NE Fourth St., Suite 400
                       Bellevue, WA 98004

           (b)       If to CHINA EXPERT:

                      Rooms 2703-4,
                      Great Eagle Centre
                      23 Harbour Road
                      Wanchai, Hong Kong

           (c)       If to the SHAREHOLDERS, at their respective addresses specified on Exhibit C.

           7.3      Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available.

           7.4      Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

           7.5      Entire Agreement; No Third Party Beneficiaries; Rights of Ownership.  This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

7.6      Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Nevada without regard to principles of conflicts of law.  Each party hereby irrevocably submits to the jurisdiction of any Nevada state court or any federal court in the State of Nevada in respect of any suit, action or proceeding arising out of or relating to this Agreement, and irrevocably accept for themselves and in respect of their property, generally and unconditionally, the jurisdiction of the aforesaid courts. Any controversy arising out of, connected to, or relating to any matters herein of the transactions between Shareholders, Leopard ,or China Expert (including for purposes of arbitration, affiliates, professional advisors, accountants, attorneys, or agents of the Shareholders, Leopard, and/or China Expert, on behalf of the undersigned, or this Agreement, or the breach thereof, including, but not limited to any claims of violations of Chinese, Canadian, or United States law or statute shall be settled by arbitration. In the event of such a dispute, each party to the conflict shall select an arbitrator, both of whom shall select a third arbitrator, which shall constitute the three-person arbitration board. The decision of a majority of the board of arbitrators, who shall render their decision within thirty (30) days of appointment of the final arbitrator, shall be binding upon the parties. Venue for any arbitration shall be Las Vegas, Nevada.

           7.7      No Remedy in Certain Circumstances. Each party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof or thereof to be null, void or unenforceable, or order any party to take any action inconsistent herewith or not to take any action required herein, the other party shall not be entitled to specific performance of such provision or part hereof or thereof or to any other remedy, including but not limited to money damages, for breach hereof or thereof or of any other provision of this Agreement or part hereof or thereof as a result of such holding or order.

           7.8      Publicity. Except as otherwise required by law or the rules of the SEC, so long as this Agreement is in effect, no party shall issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the written consent of the other party, which consent shall not be unreasonably withheld.

           7.9      Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

            7.10       Tax Treatment. It is the intent of the parties that for any party subject to U.S. tax law, the share exchange transaction will be treated as a tax-free reorganization under Section 368(a) of the U.S Internal Revenue Code.   Accordingly, by execution of this Agreement, each party agrees that to the extent U.S. tax laws are applicable to it, it will refrain from taking any position in connection with its tax return, or taking any other action, that would be inconsistent with qualification of the Exchange as a reorganization under Section 368(a) of the Code.

            7.11        Registration Rights.For a period beginning at the Closing Dates and concluding 24 months from the Closing Date, Leopard grants to Hudson Capital Corporation, Mid-Continental and First Asia "piggy back" registration rights. Hudson Capital Mid-Continental and First Asia shall be entitled to designate such Leopard shares as they each may designate within any registration statement filed by Leopard and at Leopard's sole expense, including but not limited to legal and auditing costs and fees..

                        (A) Upon presentation of any Rule 144 request by Hudson Capital Corporation or its designees, Leopard at its sole cost and expense (including all legal fees and costs), will cause its transfer agent to deliver to Hudson Capital Corporation or its designees, as soon as possible (but no later than three business days after receipt of any Rule 144 request and stock certificates) stock certificates in such denominations as requested by the Hudson Capital or its designees. Leopard shall act diligently, in good faith, and in accordance with all applicable securities laws, to cooperate with any request by Hudson Capital Corporation or its designees, to sell or otherwise transfer Hudson Capital's stock, and shall not otherwise unreasonably delay or impede Hudson Capital's (or its transferees, donees, or assignees) request, with any delay not to exceed three business days after receipt of the request to transfer their Common Stock. in Leopard.

            7.12       At the Closing Date, Leopard will cause all of its officers and directors to resign from office and to cause to be elected to the Board of Directors of Leopard those persons designated by China Expert to wit:

President/Director

Vice-President/Director

Secretary/Treasurer

Chairman/Director

Director

           7.13       Expenses. Prior to the Closing Date, each respective Party will pay all expenses and fees of their respective legal counsel, accountants, and other agents and advisers incurred pursuant to this Agreement regardless of whether the transactions contemplated in this Agreement are consummated. On or after the Closing Date, Leopard, China Expert or the Shareholders shall assume all costs associated and connected with this transaction, including reporting requirements under the applicable securities laws, transfer agent fees, accounting and legal costs, and neither Hudson Capital, Terry Cook, or Cam Dalgliesh shall have any responsibility for such costs.

            7.14       Release. China Expert, all other persons claiming by, through, or under China Expert, hereby release, acquit, waive, disclaim, discharge, and agree to indemnify and hold harmless Hudson Capital, its agents, officers, directors, consultants, affiliates, spouses, legal representatives, professional advisors, , from and against any and all claims, demands, disputes, defaults, liabilities, damages, actions, causes of action or suits of any kind or nature whatsoever, known or unknown, direct or indirect, including, but in no way restricted by, those connected with Leopard or China Expert, or the Shareholders and any and all other claims, demands, disputes, defaults, liabilities, damages, actions, or causes of action China Expert and the Shareholders have or claim to have against Hudson Capital from and after the Closing Date hereof.

           IN WITNESS WHEREOF, this Agreement for Share Exchange has been signed by the parties set forth below as of the date set forth above.

LEOPARD CAPITAL, INC.

By:__________________________________ President

HUDSON CAPITAL CORPORATION
By:_______________________ _ _President
CHINA EXPERT NETWORK COMPANY LIMITED

By:__________________________________ President

SHAREHOLDERS OF CHINA EXPERT:
_____________________________________ China Data Holdings Limited Date:
_____________________________________ Mid-Continental Securities Corporation Date:	_____________________________________ Ibroader Developments Limited Date:
_____________________________________ First Asia Private Equity Investment Limited Date:	_____________________________________ I-Mode Technology Limited Date:
_____________________________________ Skyview Industry Limited Date:	_____________________________________ China Link Investment Group Limited Date:

EXHIBIT A

Shareholders of CHINA EXPERT	No. of shares	Per. Cent.

China Data Holdings Limited	15,000,000	50.00%
Ibroader Developments Limited	5,583,000	18.61%
China Link Investment Group Limited	3,417,000	11.39%
I-Mode Technology Limited	3,000,000	10.00%
Skyview Industry Limited	3,000,000	10.00%

Total:	30,000,000	100.00%

EXHIBIT B

Shareholders of LEOPARD after THE EXCHANGE	No. of shares	Per. Cent.

Hudson Capital Corporation	643,576	2.97%
Hudson Capital Corporation	200,000
Mid-Continental Securities Corporation	400,000	1.83%
First Asia Private Equity Investment Limited	800,000	3.66%
China Data Holdings Limited	9,967,500	45.62%
Ibroader Developments Limited	3,709,904	16.98%
China Link Investment Group Limited	2,270,595	10.39%
I-Mode Technology Limited	1,993,500	9.12%
Skyview Industry Limited	1,993,500	9.12%
Public shareholders	65,304	0.30%

Total:	22,063,470	100%

EXHIBIT C

Hudson Capital Corporation Address: 10655 NE 4th Street, Suite 400, Bellevue, Washington 98004
Mid-Continental Securities Corporation Address: P.O. Box 110310, Naples, FL 34108-0106
First Asia Private Equity Investment Limited Address: Rooms 3505-06, Edinburgh Tower, The Landmark, 15 Queen's Road Central Hong Kong
China Data Holdings Limited Address: Rooms 2703-4, Great Eagle Centre, 23 Harbour Road, Wanchai, Hong Kong
Ibroader Developments Limited Address: Rooms 3505-06, Edinburgh Tower, The Landmark, 15 Queen's Road Central Hong Kong
China Link Investment Group Limited Address: Rooms 2703-4, Great Eagle Centre, 23 Harbour Road, Wanchai, Hong Kong
I-Mode Technology Limited Address: Flat E, 21st Floor, Tower 2, The Waterfront, 1 Austin Road West, Tsimshatsui Hong Kong
Skyview Industry Limited Address: Flat 28A1, 28th Floor, Block A, Mount Parker Lodge, 10 Hong Pak Path Quarry Bay, Hong Kong